                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                         Accelr8 Technology Corporation
________________________________________________________________________________
                                (Name of Issuer)

                           Common Stock, no par value
________________________________________________________________________________
                         (Title of Class of Securities)

                                   004304 20 0
________________________________________________________________________________
                                 (CUSIP Number)

                                February 19, 2002
________________________________________________________________________________
            (Date of Event Which Requires Filing of This Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)
    [X] Rule 13d(c)
    [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                               Page 1 of 6 Pages

CUSIP No. 004304 20 0                  13G                     Page 2 of 6 Pages

   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY)

       DDx, Inc.               84-1154212

________________________________________________________________________________
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a)  [ ]
                                                             (b)  [ ]
________________________________________________________________________________
   3.  SEC USE ONLY

________________________________________________________________________________
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Colorado
________________________________________________________________________________
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,813,793
  BENEFICIALLY    ______________________________________________________________
    OWNED BY      6.   SHARED VOTING POWER
      EACH             NONE
   REPORTING      ______________________________________________________________
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,813,793
                  ______________________________________________________________
                  8.   SHARED DISPOSITIVE POWER
                       NONE
________________________________________________________________________________
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,813,793
________________________________________________________________________________
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)  [  ]

________________________________________________________________________________
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       19.21%
________________________________________________________________________________
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
________________________________________________________________________________

Item 1.

(a)	Name of Issuer

Accelr8 Technology Corporation

(b)	Address of Issuer’s Principal Executive Offices

303 E. 17th Avenue, Suite 108 Denver, Colorado 80203

Item 2.

(a)	Names of Persons Filing

DDx, Inc.

(b)	Address of Principal Business Office or, if None, Residence

7000 Broadway, Building 3, Suite 305 Denver, Colorado 80221

(c)	Citizenship of Persons Filing

Colorado

(d)	Title of Class of Securities

Common Stock, no par value

(e)	CUSIP Number

Inapplicable

Item 3. Not Applicable

Item 4. Ownership

(a)	Amount Beneficially Owned

1,813,793

(b)	Percent of Class

19.21%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

1,813,793

(ii)	shared power to vote or to direct the vote

None

(iii)	sole power to dispose or to direct the disposition of

1,813,793

(iv)	shared power to dispose or to direct the disposition of

None

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [   ].

Inapplicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        The board of directors of DDx, Inc. has the power to direct the receipt of dividends from, or the proceeds from the sale of the securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Inapplicable

Item 8. Identification and Classification of Members of the Group

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                                                                                      /s/ Michael McClurg
                                                                                                                      Michael McClurg, President
                                                                                                                      Name and Title